EX. FILING FEES

Calculation of Filing Fee Tables

424(b)(5)

(Form Type)

PIMCO Municipal Income Fund II

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee		Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Common Shares of Beneficial Interest, $0.00001 par value per share	Rule 456(o) and Rule 457(r)	—	—	$225,000,000	$92.70	$20,857.50	(1)

Fees Previously Paid

Carry Forward Securities

Carry Forward Securities										—	—	—	—

	Total Offering Amounts					$225,000,000		$20,857.50

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$20,857.50

(1)

The registration fee is calculated in accordance with Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”), based on the proposed maximum aggregate offering price, and Rule 457(r) under the Securities Act. In accordance with Rules 456(b) and 457(r) under the Securities Act, the registrant initially deferred payment of all of the registration fee for Registration Statement No. 333-266754.